Exhibit 99.1

For more information:	Pat Hammond, media, (713) 497-7723
Dennis Barber, investors, (713) 497-3042

For immediate release:	August 15, 2005

Reliant Reaches Comprehensive Settlement of

California Litigation, Regulatory Proceedings and Investigations

Settlement Brings Closure to Power-Related Disputes and Certain Gas Claims;

Clears the Way for Reliant to Play Constructive Role in Meeting California’s

Future Energy Needs

HOUSTON – Reliant Energy, Inc. announced today it has reached a settlement with the states of California, Oregon and Washington, California’s three largest investor-owned utilities and a number of other parties that resolves all of their civil litigation and claims against the company related to the sale of electricity in the California energy crisis of 2000 and 2001.

“Reliant has taken a critical step forward in resolving a number of issues arising from the California energy crisis,” said Joel Staff, chairman and chief executive officer of Reliant Energy. “Over the last four years, we have worked diligently to operate our plants to help serve the citizens of California. With these issues and the uncertainty they created behind us, we look forward to continuing to play a constructive role in helping to meet the state of California’s future energy needs.”

The total value of the settlement is $445 million, which includes a cash payment of $150 million. As part of the settlement, Reliant will waive claims to its receivables for power deliveries from January 1, 2000 to June 21, 2001 as well as the interest owed on those receivables.

Specifically, the settlement will resolve:

•                  All issues between the settling parties regarding the Western market refund proceedings pending before the Federal Energy Regulatory Commission for the period January 1, 2000 through June 21, 2001.

•                  All issues with respect to pending appeals of prior FERC orders pertaining to the market activity during this period.

•                  All market price investigations conducted by the attorneys general in California, Washington and Oregon.

•                  All civil litigation filed by the attorney general in California, including the pending Clayton Act antitrust lawsuit.

•                  All private electricity-related class action lawsuits filed on behalf of ratepayers in California, Washington, Oregon, Idaho and Utah.

•                  All natural gas price issues raised by all of the parties to the agreement, except the private class action litigants and local government entities.

Today’s settlement also includes certain compliance commitments by Reliant, many of which are a continuation of company-initiated efforts or commitments made in prior settlements.

“Part of moving forward is responsibly addressing legacy issues such as these.  Today, Reliant is a very different company than it was in 2000 and 2001,” Staff added. “Our new Board of Directors and management team are fully committed to delivering the benefits of competitive markets to consumers, while maintaining the highest standards of conduct throughout the organization.”

Reliant will record an estimated $350 million pre-tax charge in the third quarter of 2005 to reflect the agreement.

The settlement is subject to the finalization of a definitive settlement agreement and the approval by FERC, the California Public Utilities Commission and the courts where the class action cases are pending. Approvals are expected by the end of the year.

Reliant Energy, Inc. (NYSE: RRI) based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the U.S.  The company provides energy products and services to approximately 1.9 million electricity customers, ranging from residences and small businesses to large commercial, industrial, governmental and institutional customers, primarily in Texas.  Reliant also serves commercial, industrial, and governmental customers in the PJM (Pennsylvania, New Jersey, Maryland) market.
The company is one of the largest independent power producers in the nation with approximately 19,000 megawatts of power generation capacity in operation or under contract across the U.S.  These strategically located generating assets utilize natural gas, wind, fuel oil and coal. For more information, visit our Website at www.reliant.com/corporate.

This news release contains “forward-looking statements.” Forward-looking statements are statements that contain projections about future economic performance and plans.  Forward-looking statements are often identified by words such as “anticipate,” “estimate,” “believe,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” and other similar words. Forward-looking statements are based on management’s beliefs, assumptions and information available to management at the time the statements are made. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of many factors or events, including legislative and regulatory developments, the outcome of pending lawsuits, governmental proceedings and investigations, the effects of competition, financial market conditions, weather conditions and other factors we discuss in our other filings with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statement.

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